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                                  EXHIBIT 2(f)

           SUPPLY AGREEMENT BY AND BETWEEN FERRARA FOOD COMPANY, INC.
                      AND COLAVITA PASTA & OLIVE OIL CORP.




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                                SUPPLY AGREEMENT


         AGREEMENT made this 19th day of June, 1996 by and between FERRARA FOOD COMPANY, INC., a Delaware corporation (Ferrara") and COLAVITA PASTA & OLIVE OIL CORP., a New Jersey corporation ("Colavita").

         WHEREAS, simultaneously with the execution of this Agreement, Ferrara and Colavita have executed an Assignment of License and Inventory Purchase Agreement (the "Agreement"); and

         WHEREAS, pursuant to the Agreement, the parties have agreed to enter into a Supply Agreement pursuant to which Ferrara, for the term of this Agreement, shall be the exclusive supplier of Torrone Nougat Candy to Colavita, the brand names of which will be designated by Colavita (the Product Line"); and

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Colavita hereby confers the right to manufacture Italian Torrone Nougat candies to Ferrara, with the consent of Ferrara Food & Confections, Inc., under the Ferrara label or other brands as directed by Colavita.

         2. Ferrara shall sell to Colavita the Product Line at the prices set forth on Schedule A hereto, which prices shall be subject to change based upon negotiations between the parties on an annual basis. Ferrara shall, at its own cost and expense,



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maintain packaging material necessary to produce said products. It is expressly understood that inventories of packaging materials will not be maintained in unreasonable quantities. Colavita agrees to purchase from or reimburse Ferrara for any packaging material not used in connection with said products. During the term of this agreement, Ferrara shall be the exclusive supplier of Torrone Nougat Candy to Colavita.

         3. Anything to the contrary herein notwithstanding, Ferrara shall not be responsible for any trademark infringements on any labels for which Ferrara is manufacturing for Colavita and Colavita agrees to indemnify and hold Ferrara harmless for any such infringements.

         4. The term of this agreement shall commerce on the date hereof and continue until such time as Colavita is not a licensee of Ferrara Foods and Confections, Inc.

         5. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.




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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            FERRARA FOOD COMPANY, INC.


                                            By: __________________________


                                            COLAVITA PASTA & OLIVE OIL CORP.


                                            By: __________________________
                                                John J. Profaci, President